Max Maxfield, WY Secretary of State
FILED: 01/29/2009 12:31 PM
ID: 2009-000565408

ARTICLES OF INCORPORATION

OF

TARGET DEVELOPMENT GROUP, INC.

FIRST. The name of this Corporation is Target Development Group, Inc.

SECOND. Its registered office in the State of Wyoming is Wyoming RegisteredAgent.com, Inc. with an address of 2510 Warren Avenue, Cheyenne, Wyoming 82001 The registered agent in charge thereof is WyomingRegisteredAgent.com, Inc.

THIRD. The nature of the business and the objects and purposes proposed to be transacted, promoted, and carried on are to do any or all the things herein mentioned as fully and to the same extent as natural persons might or could do and in any part of the world, viz:

> "The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Wyoming Business Corporation Act."

FOURTH. The aggregate number of Common Shares that this Corporation shall have the authority to issue is 10,000,000,000 Shares with a par value of $0.001 per Share. The Corporation shall also have the authority to issue 10,000,000 Shares of Preferred Stock with a par value of $0.001 per Share. The Board of Directors shall have the right to designate, prior to issuance, one or more series of the Preferred Stock with such rights and privileges as the Board of Directors may determine with such preferences, rights, restrictions, and qualifications as shall not be inconsistent herewith. Subject to the rights of any outstanding series of Preferred Stock, dividends may be declared on the Common Stock, and each Share of Common Stock shall entitle the holder thereof to one vote in all proceedings in which action shall be taken by stockholders of the Corporation.

FIFTH. The name and mailing address of the incorporator is as follows:

Mr. Timothy Boyd Smith
29229 Circle Drive
Agoura, California 91301

SIXTH. The powers of the incorporator are to terminate upon filing of the Articles of Incorporation, and the name and mailing address of the person who is to serve as Director until the first annual meeting of stockholders or until his successor is elected and qualifies is as follows:

Mr. Timothy Boyd Smith
29229 Circle Drive
Agoura, California 91301

RECEIVED
JAN 26 '09
SECRETARY OF STATE
WYOMING

SEVENTH. A Director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken as a Director to the fullest extent allowed under the Wyoming Business Corporation Act.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Wyoming, do make, file, and record these Articles of Incorporation and do certify that the facts herein are true, and I have accordingly hereunto set my hand.

DATED: January 23, 2009

Timothy Boyd Smith, Incorporator